FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-255934-01

BMO 2022-C1 – Class XA (IO) Final Pricing Details (Public) (ext)

$836.737mm Notional Offered Conduit CMBS

Co-Lead Managers & Joint Bookrunners: BMO Capital Markets Corp., Deutsche Bank

Securities and KeyBanc Capital Markets Inc.

Co-Managers: Bancroft Capital, LLC and Drexel Hamilton, LLC

Rating Agencies: Fitch/S&P/KBRA

Offering Type: SEC-Registered

Offered Certificates-Public

Class	Fitch/S&P/KBRA	Avail Size ($mm)	Proceeds ($mm)	Sprd	Cpn	Yld	$px
X-A	AAAsf/AAA(sf)/AAA(sf)	863.737	~32.2	T+145	0.49096	3.40189	3.85212

*Pricing to 100CPY

Anticipated Timing

Anticipated Settlement: Mon, Feb 28, 2022

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-255934) for

the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at

www.sec.gov<http://www.sec.gov>. Alternatively, the depositor or any underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-864-7760.

THESE MATERIALS ARE BEING PROVIDED TO YOU FOR INFORMATIVE PURPOSES ONLY IN

RESPONSE TO YOUR SPECIFIC REQUEST. THE UNDERWRITERS DESCRIBED IN THESE

MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR

SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS.

THE UNDERWRITERS AND/OR THEIR AFFILIATES OR RESPECTIVE EMPLOYEES MAY FROM TIME

TO TIME HAVE A LONG OR SHORT POSITION IN ANY SECURITY OR CONTRACT DISCUSSED IN

THESE MATERIALS. THE INFORMATION CONTAINED HEREIN SUPERSEDES ANY PREVIOUS SUCH

INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND WILL BE SUPERSEDED BY

INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and that these materials may not be updated or (3) these materials possibly being confidential, are, in each case, not applicable to these

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have been automatically generated as a result of these materials having been

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This email is being sent to you for your use only, and should not be forwarded

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the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

BMO Capital Markets is a trade name used by BMO Financial Group for the wholesale banking businesses of Bank of Montreal, BMO Harris Bank N.A. (member

FDIC), Bank of Montreal Europe p.l.c, and Bank of Montreal (China) Co. Ltd, the

institutional broker dealer business of BMO Capital Markets Corp. (Member FINRA and SIPC) and the agency broker dealer business of Clearpool Execution

Services, LLC (Member FINRA and SIPC) in the U.S., and the institutional broker dealer businesses of BMO Nesbitt Burns Inc. (Member Investment Industry

Regulatory Organization of Canada and Member Canadian Investor Protection Fund)

in Canada and Asia, Bank of Montreal Europe p.l.c. (authorized and regulated by the Central Bank of Ireland) in Europe and BMO Capital Markets Limited

(authorized and regulated by the Financial Conduct Authority) in the UK and

Australia.

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http://www.bmocm.com/aboutus/disclosures/commentary/ This material is for your information only. It has been obtained from sources believed to be reliable, but we do not guarantee its accuracy or completeness. Neither the information nor any opinion expressed constitutes an offer, or solicitation of an offer, for the purchase or sale of any securities. Certain securities may not be suitable for all investors. BMO Capital Markets may have a position in, make a market in, and/or provide investment banking or advisory services with respect to, the securities or issuers mentioned. This information is based upon current market trends and prices/availability are subject to change without notice.